Exhibit 99.1

Contact:	Media Contact:
Sylvia Wheeler	Angela Bitting
SVP, Corporate Affairs	925 202 6211
510 809 9264	press@aduro.com

Mike Beyer
Sam Brown, Inc.
312 961 2502

Aduro Biotech Announces First Quarter 2016 Financial Results

BERKELEY, Calif., May 2, 2016 – Aduro Biotech, Inc. (NASDAQ: ADRO) today reported financial results for the first quarter 2016.  For the three months ended March 31, 2016, net loss was $28.8 million, or $0.45 per share, compared to a net loss of $16.6 million, or $39.97 per share for the same period in 2015.

Cash and cash equivalents and marketable securities totaled $408.5 million at March 31, 2016, compared to $431.0 million at December 31, 2015.

“Our cash position remains strong and we are uniquely positioned in the immunotherapy field with a deep pipeline of assets and programs,” said Stephen T. Isaacs, chairman, president and chief executive officer of Aduro. “We anticipate reaching key inflection points this year for our pancreatic cancer program, with data from our Phase 2b ECLIPSE clinical trial this quarter and interim results from the Phase 2b STELLAR trial in the second half of the year.”

Recent Progress

•	Initiated Phase 1/2 combination clinical trial of CRS-207 and epacadostat in ovarian cancer
•	Established the Immunotherapeutics and Vaccine Research Initiative with UC Berkeley
•	Announced receipt of $22.4 million in clinical development milestone payments from Janssen
•	Expanded patent portfolio with newly issued patents covering LADD and GVAX combination therapy

First Quarter 2016 Financial Results

Revenue was $4.0 million for the first quarter of 2016, compared to $9.6 million for the same period in 2015.  The decrease was primarily due to deferred revenue from our Janssen collaborations.

Research and development expenses were $20.9 million for the first quarter of 2016, compared to $10.6 million for the same period in 2015. This increase was primarily due to manufacturing costs, clinical development expenses associated with our ongoing trials in pancreatic cancer, ovarian cancer and mesothelioma, as well as personnel related expenses associated with continued workforce growth.

General and administrative expenses were $9.0 million for the first quarter of 2016, compared to $6.2 million for the same period in 2015.  This increase was primarily due to stock based compensation expense and additional personnel and facility related expenses to support the company’s growth.

Loss from remeasurement of fair value of warrants was zero for the first quarter of 2016, compared to $9.3 million for the same period in 2015.  In April 2015, all such warrants ceased being liability-classified as the contingency surrounding the number of shares issuable upon the warrant exercise expired.  In April 2015, all outstanding warrants were equity-classified and not subject to future remeasurement.

Provision for income taxes was $3.2 million for the first quarter of 2016, compared to zero for the same period in 2015. The income tax expense recorded for the first quarter of 2016 primarily related to current and deferred federal income taxes.

About Aduro

Aduro Biotech, Inc. is an immunotherapy company focused on the discovery, development and commercialization of therapies that transform the treatment of challenging diseases. Aduro's technology platforms, which are designed to harness the body's natural immune system, are being investigated in cancer indications and have the potential to expand into autoimmune and infectious diseases. Aduro's LADD technology platform is based on proprietary attenuated strains of Listeria that have been engineered to express tumor-associated antigens to induce specific and targeted immune responses. Based on compelling clinical data in advanced cancers, this platform is being developed as a treatment for multiple indications, including pancreatic, lung and prostate cancers, mesothelioma and glioblastoma. Aduro's STING Pathway Activator platform is designed to activate the intracellular STING receptor, resulting in a potent tumor-specific immune response. Aduro’s B-select monoclonal antibody platform includes a number of immune modulating assets in research and preclinical development. Aduro is collaborating with leading global pharmaceutical companies to expand its products and technology platforms. For more information, please visit www.aduro.com.

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding our intentions or current expectations concerning, among other things, the potential for our technology, plans, timing and the availability of results of our clinical trials and the potential for eventual regulatory approval of our product candidates. In some cases you can identify these statements by forward-looking words such as “may,” “will,” “continue,” “anticipate,” “intend,” “could,” “project,” “expect” or the negative or plural of these words or similar expressions.  Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including, but not limited to, our history of net operating losses and uncertainty regarding our ability to achieve profitability, our ability to develop and commercialize our product candidates, our ability to use and expand our technology platforms to build a pipeline of product candidates, our dependence on our lead product candidate, CRS-207, and GVAX Pancreas, our ability to obtain and maintain regulatory approval of our product candidates, our inability to operate in a competitive industry and compete successfully against competitors that have greater resources than we do, our reliance on third parties, and our ability to obtain and adequately protect intellectual property rights for our product candidates.  We discuss many of these risks in greater detail under the heading “Risk Factors” contained in our quarterly report on Form 10-Q for the quarter ended March 31, 2016 to be filed with the Securities and Exchange Commission. Forward-looking statements are not guarantees of future performance, and our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate, may differ materially from the forward-looking statements contained in this press release. Any forward-looking statements that we make in this press release speak only as of the date of this press release. We assume no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

ADURO BIOTECH, INC.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2016	2015
Revenue:
Collaboration and license revenue	$3,983	$9,238
Grant revenue	47	336
Total revenue	4,030	9,574
Operating expenses:
Research and development	20,927	10,646
General and administrative	8,999	6,210
Amortization of intangible assets	137	—
Total operating expenses	30,063	16,856
Loss from operations	(26,033)	(7,282)
Loss from remeasurement of fair value of warrants	—	(9,342)
Interest income	454	—
Other (loss) income, net	(22)	8
Loss before income tax	(25,601)	(16,616)
Provision for income taxes	3,226	—
Net loss	$(28,827)	$(16,616)
Net loss per common share, basic and diluted	$(0.45)	$(39.97)
Shares used in computing net loss per common share, basic and diluted	63,802,391	415,746

ADURO BIOTECH, INC.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	March 31,	December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$120,133	$150,456
Short-term marketable securities	281,848	265,198
Accounts receivable	1,867	4,846
Prepaid expenses and other current assets	9,723	4,004
Total current assets	413,571	424,504
Long-term marketable securities	6,479	15,391
Property and equipment, net	5,548	3,986
Goodwill	8,766	8,469
Intangible assets, net	30,471	29,400
Other assets	3,177	75
Total assets	$468,012	$481,825
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$5,226	$5,086
Accrued clinical trial and manufacturing expenses	10,614	5,522
Accrued expenses and other liabilities	10,207	5,412
Deferred revenue	15,046	15,046
Total current liabilities	41,093	31,066
Deferred rent	932	—
Contingent consideration	3,594	3,750
Deferred revenue	174,276	178,037
Deferred tax liabilities	7,840	7,350
Total liabilities	227,735	220,203
Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—
Common stock	6	6
Additional paid-in capital	369,009	362,807
Accumulated other comprehensive income (loss)	941	(339)
Accumulated deficit	(129,679)	(100,852)
Total stockholders’ equity	240,277	261,622
Total liabilities and stockholders’ equity	$468,012	$481,825